UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2007

DOCUMENT SECURITY SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

New York	1-32146	16-1229730
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

First Federal Plaza, Suite 1525 28 East Main Street Rochester, NY	14614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 325-3610

Not Applicable
(Former name or former address, if changed since last report.)

  Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 8.01. Other Events.

Tuesday, January 30, 2007 was the final day of the six-day trial of the lawsuit (the “Lawsuit”) brought by the European Central Bank (the “ECB”) against Document Security Systems, Inc. (“DSS”) in the High Court of Justice, Chancery Division, Patents Court in London, England to invalidate DSS’ European patent number EP 0455750 B1 (the “Patent”). The non-jury trial was heard by Justice Kitchin, and DSS has been advised that a decision is likely to be rendered by Justice Kitchin within 90 days and perhaps as soon as three to four weeks. McDermott, Will & Emery represented DSS during the trial, and the ECB was represented by Bird & Bird. DSS looks forward to the results of the trial and remains confident in the merits of its position.

The ECB initiated the Lawsuit in response to a lawsuit brought by DSS against the ECB on August 1, 2005 in the Court of First Instance in which DSS alleges, among other things, that the ECB has infringed the Patent in its production of more than 34 billion Euro banknotes. The parties are awaiting a ruling from the Court of First Instance regarding whether the Court of First Instance is the proper venue for the infringement lawsuit.

The Lawsuit is the first of eight potential invalidity trials regarding the Patent that the ECB has initiated against DSS in eight European countries. DSS has been advised that the ECB must win all eight invalidity lawsuits in order to fully invalidate the Patent throughout Europe. Assuming no changes in schedules, the next invalidity trial is scheduled to occur in Germany in late March 2007.

DSS will continue to maintain and defend its patent portfolio regardless of the outcome of above-referenced trials, and will continue to follow a business plan aimed at future growth by creating, marketing and selling its portfolio of newer state-of-the-art anti-counterfeiting technologies in the United States, Europe and throughout the world.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOCUMENT SECURITY SYSTEMS, INC.

Dated: February 5, 2007	By:	/s/ Patrick A. White
Name: Patrick A.White Title: Chief Executive Officer